Exhibit 99.1

PRESS RELEASE                                                                                                                      SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of Empire Electric

EXTON, PA - (PR Newswire - First Call) - November 1, 2007) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of Empire Electric of West Sacramento, California.

Historically profitable, Empire Electric is projected to achieve approximately $9 million in revenue and $850,000 in earnings before interest and taxes for their current fiscal year ended October 31, 2007.

WPCS acquired 100% of Empire Electric for $2 million in cash at closing. An additional purchase price of up to $1 million will be paid in cash and/or stock, at the discretion of WPCS, if Empire Electric achieves its fiscal year earnings before interest and taxes projection of $850,000.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Carol Lindley / WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com